Exhibit 5.1

September 3, 2014

The Valspar Corporation

901 3rd Avenue South

Minneapolis, Minnesota 55402

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted on behalf of The Valspar Corporation, a Delaware corporation (the “Company”), in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on or about the date of this letter for the registration of $100,000,000 of deferred compensation obligations (the “Obligations”) under the Valspar Corporation Nonqualified Compensation Plan (the “Plan”).

As part of the corporate action taken and to be taken in connection with the issuance of the Obligations (the “Corporate Proceedings”), such issuance and the terms of the Obligations has been approved by the Board of Directors of the Company or a committee thereof or certain authorized officers of the Company.

We have examined or are otherwise familiar with the Company’s Certificate of Incorporation, as amended, the By-Laws of the Company, as amended, the Registration Statement, such of the Corporate Proceedings as have occurred as of the date hereof, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, and assuming that (i) the Registration Statement is and remains effective during the period when the participants in the Plan elect to defer their compensation, (ii) the Obligations are issued in accordance with the terms of the Plan and (iii) all applicable securities laws are complied with, we are of the opinion that the Obligations, when issued in accordance with the terms of the Plan, will be legally valid and binding obligations of the Company, enforceable in accordance with their terms. Without limiting any other qualifications set forth herein, to the extent they relate to enforceability, the foregoing opinion is subject to the limitation that (A) the Plan is governed by the laws of the State of Delaware, and the choice of Delaware law to govern such agreement is a valid and legal provision, and (B) the provisions of the referenced instruments and agreements may be limited by bankruptcy or other laws of general application affecting the enforcement of creditors’ rights and by general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and to the effect of generally applicable laws that (a) limit the availability of a remedy under certain circumstances where another remedy has been elected, (b) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, or (c) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange.

We have also assumed (a) the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by me that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, (b) the genuineness of such signatures appearing upon such public records, certifications, documents and proceedings, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in it, (d) the satisfaction by each party to the referenced instrument or agreement (other than the Company) of those legal requirements that are applicable to it to the extent necessary to make the referenced instrument or agreement enforceable against it, (e) the compliance by each party to the referenced instrument or agreement (other than the Company) with all legal requirements pertaining to its status as such status relates to its rights to enforce such instrument or agreement against the Company, (f) the accuracy and completeness of each document submitted for review and the authenticity of each such document that is an original or, if such document is a copy, its conformance to an authentic original, (g) the absence of any mutual mistake of fact or misunderstanding, fraud, duress or undue influence, and (h) the compliance of the conduct of the parties to the referenced instrument or agreement with any requirement of good faith, fair dealing and conscionability.

We are members of the Bar of the State of Minnesota, and the foregoing opinion is limited to the existing laws of the State of Minnesota, the existing federal laws of the United States of America and, with respect to the valid and binding nature of the Plan and the Obligations, the existing laws of the State of Delaware. We express no opinion as to the laws of any other jurisdiction. The opinion herein expressed is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. By rendering this opinion, we do not undertake to advise the Company with respect to any other matter or of any change in such laws or in the interpretation thereof which may occur after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied.

This opinion speaks only as of the date hereof and is intended solely for use in connection with the issuance of the Obligations subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ Maslon Edelman Borman & Brand, LLP

Maslon Edelman Borman & Brand, LLP